UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 30, 2005

i2 Technologies, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-28030	75-2294945
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

One i2 Place
11701 Luna Road
Dallas, Texas	75234
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (469) 357-1000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.05. Costs Associated with Exit or Disposal Activities.

i2 Technologies, Inc. (the “Company”) filed a Current Report on Form 8-K (the “Report”) on April 5, 2005 disclosing the Company’s commitment to a resizing (the “Resizing”) plan. At that time, the Company was unable in good faith to make a determination of an estimate or range of estimates required by paragraphs (b), (c) and (d) of Item 2.05. As permitted by Item 2.05, the Company is now filing an amendment to the Report under Item 2.05 to disclose the required estimate or range of estimates.

In connection with the Resizing, the Company estimates that it will incur (i) between $10 million and $11 million in costs from one-time termination benefits, and (ii) between $1.5 million and $2.5 million in costs from facilities closures, for a total estimated range of between $11.5 million and $13.5 million in costs. Approximately $2 million of the costs in the total estimated range were settled in cash in the quarter ended March 31, 2005. The remainder of the total estimated range of costs is expected to result in cash expenditures in subsequent periods.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, hereunto duly authorized.

i2 TECHNOLOGIES, INC.

By:	/s/ Katy Murray
Katy Murray
Executive Vice President and Chief Financial Officer

Dated: April 20, 2005